|	NEWS
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Ford Small Car Sales Reach Highest October in 11 Years;
F-Series Sees Best October Sales Since 2004

•	Ford October small car sales total 25,493 vehicles - the company's strongest October small car sales in 11 years - with a 54 percent increase year over year

•	Escape compact utility sales increased 4 percent for the month; 19,832 Escape sales mark best October sales since 2001

•	In its first full month on sale, C-MAX sells 3,182 vehicles

•	F-Series posts its best October sales since 2004, providing its 15th consecutive year-over-year monthly sales increase; sales totaled 56,497 pickups - an 8 percent increase

•	U.S. sales at the Ford Motor Company total 168,456 vehicles in October, unchanged from a year ago; retail sales up 2 percent compared to last year

DEARBORN, Mich., Nov. 1, 2012 - Ford total U.S. sales grew across the portfolio in October, with cars up 2 percent, utilities up 2 percent, F-Series pickups up 8 percent and Econoline and Transit Connect sales up 19 and 22 percent, respectively.

“Our commitment to deliver a fuel-efficient lineup of cars, utilities and trucks is winning over customers and helping grow our retail sales,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Our fuel-efficient and capable full-size pickups delivered our strongest October sales results since 2004 - an F-Series record year - and we surpassed our own expectations for the first full month of C-MAX Hybrid sales.”

Focus, all-new C-MAX Hybrid and Fiesta sales totaled 25,493 vehicles in October, Ford's best October small car sales month since 2001 and a 54 percent increase year over year.

October Escape sales increased 4 percent, with 19,832 vehicles sold. Escape is on-pace for another record sales year in 2012, aiming to surpass 2011 record sales of 254,293 vehicles.

America's best-selling vehicle, Ford F-Series, sold a total of 56,497 vehicles during the month of October. This not only represents an 8 percent increase over last year but also the 15th straight month of sales increases for F-Series.

Ford sold 168,456 total vehicles in October, unchanged from a year ago. Retail sales were up 2 percent compared to last year.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 172,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.